Exhibit 10.5

Base Research Agreement, dated as of May 24, 2006 between the University of North Dakota Energy and Environmental Research Center and Advanced Biomass Gasification Technologies, Inc.

BASE RESEARCH AGREEMENT

This document sets forth the Agreement between the following parties: the University of North Dakota Energy & Environmental Research Center, a public institution of higher education and an instrumentality of the state of North Dakota organized under the constitution of the state, having its principal place of business in Grand Forks, North Dakota (hereinafter referred to as CONTRACTOR), and Advanced Biomass Gasification Technologies, a wholly owned subsidiary of UTEK Corporation, a Florida corporation, having its principal place of business at 202 South Wheeler Street, Plant City, Florida 33563 (hereinafter referred to as SPONSOR). The parties to this Base Research Agreement are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CONTRACTOR has transferred ownership to the Energy & Environmental Research Center Foundation (EERC Foundation) by assignment of certain Intellectual Property relating to EERC IP05-020, IP06-004, and IP06-005, “Biomass Gasification System Know-How,” “Method and Apparatus for Supply of Low-Btu Gas to an Engine Generator,” and “Wet Solids Removal and Separation System from a Gasifier,” all developed by CONTRACTOR , and CONTRACTOR has retained the right to research, develop, and demonstrate said Intellectual Property in the field of lignin and biomass feedstock gasification in imbert gasifiers of up to 10 megawatt thermal, and this technology is proposed to be licensed from the EERC Foundation to SPONSOR.

WHEREAS, SPONSOR intends to contract with CONTRACTOR for initial research, development, demonstration, productizing, and project implementation work and desires to benefit from the resources that CONTRACTOR has available to SPONSOR upon the terms and conditions hereinafter set forth.

WHEREAS, CONTRACTOR is willing to conduct an initial project entitled “Development and Demonstration of Microgasification Technology” (the Project), and SPONSOR and U.S. Department of Energy (DOE) wish to receive the results of said evaluation. The purpose of this Base Research Agreement is to facilitate CONTRACTOR’s timely initiation and completion of specific projects authorized by SPONSOR, as well as other cosponsors, with the project entitled “Development and Demonstration of Microgasification Technology” being the first project.

WHEREAS, both the CONTRACTOR and SPONSOR understand and approve the pending acquisition of the SPONSOR by a third party within thirty (30) days of the EFFECTIVE DATE of this Agreement. All rights and obligations will remain the same after the acquisition is completed.

THEREFORE, SPONSOR and CONTRACTOR agree as follows.

Article 1 - Contract Authorization

SPONSOR may from time to time during the term of this Base Research Agreement issue to CONTRACTOR an e-mail authorization from Joel Edelson or designee confirming agreement of a scope of work and associated budget which have previously been supplied to SPONSOR and at the request of SPONSOR for performing a specific scope of work. The terms and conditions of this Base Research Agreement shall be automatically applicable to all e-mail authorizations. SPONSOR authorizes the project entitled “Development and Demonstration of Microgasification Technology” upon signing this Base Research Agreement.

Article 2 - Scope of Work

CONTRACTOR agrees to perform the scope of work as set forth in CONTRACTOR’s Proposal No. 2006-0179, entitled “Development and Demonstration of Microgasification Technology,” dated May 24, 2006, appended hereto and incorporated as APPENDIX A, Scope of Work and Budget. The individual tasks, however, are to be refined and verified at the beginning of the Project. Any changes to the Scope of Work should be mutually agreed upon among the parties and documented in writing.

Article 3 - Period of Performance

The Base Research Agreement will become effective on May 24, 2006, and will continue through May 24, 2009. However, there may be specific time periods associated with each individual project. Specific time frames will be addressed in the e-mail authorizations. CONTRACTOR shall use its best efforts to complete the Project within the time frames associated with each Project. CONTRACTOR may reasonably extend the planned completion date of the Project to reflect actual performance. Notification of the new planned completion date will be forwarded to SPONSOR.

Article 4 - Deliverables

CONTRACTOR shall use its best efforts to submit the reports/deliverables described in each Scope of Work in accordance with the time frames specified therein.

Article 5- Consideration and Payment

The total cost to perform the various Projects is estimated to be as outlined in the business plan of the SPONSOR. SPONSOR agrees to prepay CONTRACTOR a cost-reimbursable amount not to exceed $300,000 for the initial project authorized under this Agreement. CONTRACTOR will attempt to secure the remaining funds of $300,000 from DOE for the initial project. CONTRACTOR will promptly notify SPONSOR should it receive notice that such funding from DOE will be delayed or not forthcoming. It is understood that funding received from DOE will be authorized under separate agreement with CONTRACTOR.

For the initial Project, SPONSOR agrees to pay CONTRACTOR $300,000 prior to the start of the work. Thereafter, payments will be as described in each proposal unless agreed otherwise in writing between SPONSOR and CONTRACTOR.

Invoices for expenses incurred shall be submitted to SPONSOR monthly for payment within thirty (30) days of receipt of invoice. SPONSOR’s billing address is Advanced Biomass Gasification Technologies, Inc. 202 South Wheeler Street, Plant City, Florida 33563 Attention: President. Costs shall be in accordance with the itemized budget appended hereto and incorporated in the appendices. CONTRACTOR will, as dictated by the needs of the work, reallocate the budget among approved items or use the funds for other items directly related to the Project, subject only to staying within the total amount authorized and subject to federal requirements established in OMB Circular A-21, Cost Principles for Educational Institutions.

Article 6 - Intellectual Property

CONTRACTOR will promptly notify SPONSOR and all cosponsors if any inventions, discoveries, or improvements are developed under this Project which it believes are potentially patentable or otherwise protectable.

Subject to necessary applicable federal approvals, for the duration of this Agreement, any and all inventions, discoveries, computer software, or improvements developed by CONTRACTOR and SPONSOR will be the sole and exclusive property of the CONTRACTOR, patentable or not.

Any and all inventions, discoveries, computer software, or improvements developed during the initial Project of this Agreement by CONTRACTOR and/or SPONSOR to the Biomass Gasification System in the Lignin and Biomass Feedstock Gasification field in Imbert gasifiers of up to 10 megawatt thermal are already part of the License Agreement, between the EERC Foundation and SPONSOR and will be subject to all applicable federal government rights, at no additional cost to SPONSOR.

In addition, after the initial Project is completed, SPONSOR shall have the exclusive right to negotiate an exclusive commercial license, subject to all applicable federal rights, on any inventions, discoveries, or computer software developed by CONTRACTOR or SPONSOR as a result of the project for a period of one calendar year term, the term starting at the disclosure of such invention.

At a minimum, SPONSOR and Cosponsors shall have a nonexclusive, perpetual, royalty-free license to practice for internal operations any invention, discovery, computer software, or improvement conceived or made by CONTRACTOR as a result of this Project, whether patentable or not, and to contract with others for SPONSOR’s internal operations. The right to practice for internal operations is not the right to practice or manufacture for commercial purposes by SPONSOR or in conjunction with others.

For those projects that are cosponsored by a federal agency, SPONSOR and CONTRACTOR recognize that certain rights accrue to the U.S. Government concerning patents, copyrights, etc., resulting from this work being cosponsored by DOE. These rights are detailed in DOE Acquisition Regulation 952.227-11, Patent Rights. As used in said provisions, the following terms apply to DOE: “Government,” “Head of Agency,” “Agency Head,” “Secretary,” or “Contracting Officer.” The terms “Contractor” and “Participant” apply to CONTRACTOR.

Article 7 - Title to Equipment

CONTRACTOR shall retain title to all equipment purchased and/or fabricated by it or on its behalf with funds provided by SPONSOR under this Agreement.

Article 8 - Public Information Releases

SPONSOR shall coordinate in advance with CONTRACTOR on all public information releases to be issued by SPONSOR concerning this Project if the release contains a reference to CONTRACTOR. Such releases shall not be issued without prior approval from CONTRACTOR.

Article 9 - Confidentiality

SPONSOR and CONTRACTOR consider certain data, know-how, and other information (hereinafter referred to as Information) which may be disclosed between the Parties to be confidential and proprietary. Any information that is intended to be confidential under this Agreement must qualify as confidential under the open records law of the state of North Dakota. North Dakota law provides that trade secret, proprietary, commercial, and financial information is confidential if it is of a privileged nature and has not been previously publicly disclosed.

Confidential Information which is disclosed by either party must be marked confidential. In the event of oral disclosures, the information will be reduced to writing within thirty (30) days of disclosure to remain confidential.

The Parties recognize the proprietary rights of the disclosing Party in and to the Information and the confidential nature of the Information. Thus the Parties agree to take every reasonable precaution to safeguard and treat the Information as confidential and to take every appropriate action by instruction, agreement, or notice to its directors, officers, agents, and employees of the confidential and proprietary nature of the Information submitted by the disclosing Party. Reasonable precautions to safeguard the Information shall mean using a standard of care which is no less stringent than that which the disclosing Party uses to protect its own confidential information.

The confidentiality requirements do not apply to Information that is a) already known by the receiving Party, b) disclosed by a third party having a bona fide right to do so, c) presently in the public domain, or d) independently developed by the receiving Party.

For projects where DOE is a cosponsor, DOE will have the right to examine/review all confidential information of this Project as necessary to evaluate the Project and Project progress. In addition, any confidential information submitted by SPONSOR that is included in the technical progress reports will be submitted in a separate appendix, and DOE will be requested to hold that appendix in confidence for a period 5 years in accordance with the Energy Policy Act.

Other than the process described above for progress reports, it is hereby agreed between the Parties that the Information will be held in confidence for a period of ten (10) years from disclosure or until written permission to disclose is given by the disclosing Party, whichever is shorter.

Article 10 - Independent Contractor

CONTRACTOR is an Independent Contractor, not a partner or joint venturer, and shall not act as an agent for SPONSOR, nor shall CONTRACTOR be deemed to be an employee of SPONSOR for any purpose whatsoever. CONTRACTOR shall not have any authority, either express or implied, to enter into any agreement, to incur any obligations on behalf of SPONSOR, or to commit SPONSOR in any manner whatsoever without SPONSOR’s express prior written consent.

Article 11 - Termination

If CONTRACTOR shall fail to fulfill one or more of its obligations under this Agreement or breach any one or more of the terms and conditions of this Agreement, SPONSOR may, upon its election, at any time terminate this Agreement by giving not less than thirty (30) days’ prior written notice of termination to CONTRACTOR specifying any such breach or default. In the event of termination pursuant to this Article, CONTRACTOR shall stop all work hereunder. No costs incurred after the effective date of termination will be allowable, except 1) those costs which CONTRACTOR could not reasonably avoid or eliminate, 2) those costs which were otherwise authorized by the termination notice, or 3) those costs which were incurred in CONTRACTOR’s satisfactory fulfillment of its obligations under this Agreement. In no event will the total of payments under this Agreement, if terminated, exceed the amount authorized by SPONSOR in Article 4 of this Agreement.

Either party may terminate this Agreement for convenience by thirty (30) days’ written notice to the other party. In the event of such termination, CONTRACTOR shall immediately stop all work and shall be reimbursed for allowable costs incurred under such termination and for all costs incurred after the effective date of such termination, which CONTRACTOR could not reasonably avoid or eliminate or which were otherwise authorized by the termination notice. In no event will the total of payments under this Agreement, if terminated, exceed the amount authorized by SPONSOR in Article 5 of this Agreement.

Article 12 - Notices

Other than as set out under applicable law, all notices, demands, offers, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received at the addresses noted below. The following are the separate addresses for technical and contractual concerns:

SPONSOR	Technical Matters	Contractual Matters
Name	Technical lead as determined	Joel Edelson ABGT
Address		202 South Wheeler Street
Phone		813-754-4330
Fax		813-754-2383
e-mail		jedelson@utekcorp.com

CONTRACTOR
Name	Darren Schmidt	Walt Hollifield
Address	Energy & Environmental Research Center University of North Dakota PO Box 9018 Grand Forks, ND 58202	Energy & Environmental Research Center University of North Dakota PO Box 9018 Grand Forks, ND 58202
Phone	(701) 777-5120	(701) 777-5379
Fax	(701) 777-5181	(701) 777-5181
e-mail	dschmidt@undeerc.org	whollifield@undeerc.org

Article 13 - Liability

Each Party shall be responsible for claims, losses, damages, and expenses which are proximately caused by the negligence or wrongful acts or omissions of that party or its employees, agents, or representatives acting within the scope of their employment. The tort liability of CONTRACTOR is subject to the conditions and limitations contained in Chapter 32-12.2 of the North Dakota Century Code. Nothing herein shall preclude either party from asserting against third parties any defenses to liability it may have under the law or be construed to create a basis for a claim or suit when none would otherwise exist. This provision shall survive the termination of this Agreement.

SPONSOR agrees to inform CONTRACTOR in the event either an investigation or claim arises out of the performance of this contract and shall provide CONTRACTOR with reasonable access to information involving such investigation or claim. SPONSOR shall notify CONTRACTOR of the disposition of any such investigation or claim.

Article 14 - Governing Law

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of North Dakota.

Article 15 - Miscellaneous

The CONTRACTOR will use commercially reasonable best efforts to support SPONSOR to facilitate technology commercialization. This includes providing service to SPONSOR in productizing and setting up demonstration projects in the field of lignin and biomass feedstock gasification for the Biomass Gasification System for a period of at least 36 months. CONTRACTOR will, in addition, outsource some of the manufacturing work to local businesses to transfer manufacturing expertise and enable SPONSOR to ramp up production.

In order for CONTRACTOR to support SPONSOR, SPONSOR agrees to contract with CONTRACTOR exclusively for research, development, and demonstration on the Biomass Gasification System, which is the subject of this Agreement, for a period of at least thirty-six (36) months after the effective date of this Agreement.

The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

The terms of this Agreement are binding upon and inure to the benefit of the successors and assigns of the respective parties. However, the rights and obligations of SPONSOR may not be transferred to its Affiliates without the prior written approval of CONTRACTOR.

This Agreement, with attached APPENDICES, constitutes the entire agreement between the parties relative to the subject matter.

Except for changes in work pursuant to Article 3, all changes, alterations, or modifications to this Agreement will be in writing and signed by the authorized officials of the parties hereto.

If one or more of the provisions of the Agreement are held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year last specified below:

ADVANCED BIOMASS GASIFICATION TECHNOLOGIES		UNIVERSITY OF NORTH DAKOTA ENERGY & ENVIRONMENTAL RESEARCH CENTER
By	/s/Joel Edelson	By	/s/ Dr. Barry I. Milavetz
Name	Joel Edelson	Name	Dr. Barry I. Milavetz
Title	President	Title	Associate VP for Research Research Development and Compliance
Date	May 24, 2006	Date

APPENDIX A

SCOPE OF WORK AND BUDGET

University of North Dakota
Energy & Environmental Research Center

Proposal No. 2006-0179
Dated May 24, 2006

APPENDIX B

ADDITIONAL PROVISIONS

U.S. Department of Energy
Intellectual Property Provisions